[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.22(d)†

EXECUTION VERSION
Vertical Horizons, Ltd.
as Buyer
and
Bank of Utah
not in its individual capacity but solely as security trustee as Security Trustee
and
Airbus S.A.S.
as Airbus
Amended and Restated Step-in Agreement
[***] Airbus A320neo Aircraft and [***] Airbus A321neo Aircraft

Contents

1	Interpretation	1
2	Representations and Warranties	11
3	Assumption and Agreement	13
4	Undertakings of the Buyer	14
5	Undertakings of the Security Trustee	15
6	Undertakings of Airbus	18
7	Rights following service of Step-In Notice	21
8	Airbus Option	23
9	Liability of the Parties	24
10	Termination of the Relevant Rights	25
11	Indemnities	26
12	Onward Transfer of Rights	28
13	Notices	28
14	Confidentiality	29
15	Provisions severable	30
16	Amendments	30
17	Further Assurance	30
18	Third party rights	31
19	Entire agreement	31
20	Counterparts	31
21	Cape Town Convention	31
22	Governing Law and Jurisdiction	31
23	Service of Process	32
24	Limited Recourse	33
25	Limitation of Security Trustee Liability	34
Schedule 1	Pre-Delivery Payments, Scheduled Delivery Months	35
Schedule 2	Form of Letter of Release	49
Schedule 3	Form of Step-In Notice	51
Schedule 4	Form of Replacement Purchase Agreement	53
Appendix A	PDP Loan Agreement Extracts	54

AMENDED AND RESTATED STEP-IN AGREEMENT
Dated 24 December 2025
Between:
(1)    Vertical Horizons, Ltd., an exempted company incorporated with limited liability pursuant to the laws of the Cayman Islands whose registered address and principal place of business is at the offices of Intertrust SPV (Cayman) Limited, One Nexus Way, Camana Bay, George Town, Grand Cayman, KY1-9005, Cayman Islands (the Buyer);
(2)    Bank of Utah, not in its individual capacity but solely as security trustee for the Facility Agent and the Lenders (the Security Trustee); and
(3)    Airbus S.A.S., registered in France and having its registered office at 2 rond-point Emile Dewoitine, 31700 Blagnac, France (Airbus).
Recitals:
(A)    Pursuant to the Purchase Agreement, Airbus has agreed to sell and Frontier has agreed to purchase and take delivery of the Aircraft.
(B)    Pursuant to the Assignment and Assumption Agreement, certain rights and obligations of Frontier in respect of the Aircraft have been transferred by Frontier to the Buyer.
(C)    Pursuant to the Assigned Purchase Agreement, Airbus has agreed to sell and the Buyer has agreed to purchase and take delivery of the Aircraft.
(D)    Pursuant to the PDP Loan Agreement, the Lenders have agreed to make available to the Buyer certain facilities on the terms and conditions contained in the PDP Loan Agreement for the purposes of refinancing and financing the Pre-Delivery Payments paid or payable (as the case may be) to Airbus in relation to the Aircraft.
(E)    It is a condition of the disbursement of funds under the PDP Loan Agreement that the parties enter into this Agreement which amends and restates the Original Step-In Agreement in the form of this Agreement and sets out the terms and conditions upon which Airbus agrees to grant and the Security Trustee agrees to assume the Relevant Rights and perform the Relevant Obligations in each case in respect of the Aircraft.
It is agreed as follows:
1Interpretation
1.In this Agreement (including the Recitals), unless the context otherwise requires or unless otherwise defined or provided for in this Agreement, the following words and expressions shall have the respective meanings ascribed to them:
A320neo Aircraft means, as the context requires, all or any of the A320neo Airframes, together with the Engines and the Manuals and Technical Records relating respectively thereto.

A320neo Airframes means, as the context requires, all or any of the [***] Airbus A320neo airframes which are the subject of this Agreement and bearing CAC-IDs [***], together with all Parts incorporated in, installed on or attached to such airframes on the respective Delivery Dates of such airframes.
A321neo Aircraft means, as the context requires, all or any of the A321neo Airframes, together with the Engines and the Manuals and Technical Records relating respectively thereto.
A321neo Airframes means, as the context requires, all or any of the [***] Airbus A321neo airframes which are the subject of this Agreement and bearing CAC-IDs [***], together with all Parts incorporated in, installed on or attached to such airframes on the respective Delivery Dates of such airframes.
Affected Aircraft has the meaning given to it in paragraph (a) of Clause 6.8.
Affected Amounts has the meaning given to it in paragraph (a) of Clause 6.8.
Affiliate means, with respect to any person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such person or any of the member companies of the same group as such person, as the case may be.
Agreement means this Amended and Restated Step-In Agreement and all schedules, appendices, exhibits and annexes hereto as the same may be amended or supplemented from time to time.
Airbus Termination Event means (i) the occurrence of any event or the existence of any circumstance which entitles Airbus to terminate or cancel all or any part of the Assigned Purchase Agreement; or (ii) any breach by Frontier or Frontier Holdings of its obligations under the Guarantee executed by it that are, in the opinion of Airbus (acting reasonably), material.
Airbus Termination Event Notice means a notice served by Airbus in accordance with Clause 6.4(a).
Airbus Termination Notice means a notice served by Airbus in accordance with Clause 10.2.
Aircraft means, together, the A320neo Aircraft and the A321neo Aircraft.
Assigned Purchase Agreement means the Purchase Agreement, as and to the extent assigned to and assumed by the Buyer pursuant to the Assignment and Assumption Agreement and as amended and restated by the Assignment and Assumption Agreement.
Assignment and Assumption Agreement means the amended and restated assignment and assumption agreement dated on or about the date of this Agreement and entered into between Airbus, Frontier and the Buyer in respect of the Purchase Agreement.
BFE Transfer Documents means, in respect of a Relevant Aircraft:

(a)a BFE bill of sale pursuant to which full legal and beneficial title to the BFE free and clear of all Encumbrances is transferred to Airbus; and
(b)a BFE indemnity letter including an acknowledgement that Airbus accepts no responsibility for the condition of the BFE and an indemnity in favour of Airbus for any Losses suffered or incurred by Airbus as a consequence of Airbus acquiring title to the BFE and/or transferring title to such BFE, in each case in a form and substance reasonably satisfactory to Airbus issued by the Buyer and/or the Security Trustee.
Business Day means a day (other than a Saturday or a Sunday) on which banks are open for business in Toulouse and, in respect of determining Term SOFR, "Business Day" has the meaning given to that term in the PDP Loan Agreement (as set out in Appendix A hereto).
Buyer Furnished Equipment and BFE means all the items of equipment that are furnished by or on behalf of the Buyer and/or the Security Trustee in respect of a Relevant Aircraft and installed on such Relevant Aircraft by Airbus on or prior to the Delivery Date applicable to that Relevant Aircraft.
Cape Town Convention means the Convention on International Interests in Mobile Equipment and its Protocol on Matters specific to Aircraft Equipment concluded in Cape Town on 16 November 2001.
Certificate of Acceptance means in respect of a Relevant Aircraft, a certificate of acceptance relating to such Relevant Aircraft in the form set out in the Assigned Purchase Agreement or the Replacement Purchase Agreement.
Decision Date means, with respect to any Relevant Aircraft, the date falling [***] after the occurrence of a Step-In Event [***].
Delivery, with respect to any Relevant Aircraft:
(a)with regard to any time prior to a Step-In, means the delivery of such Relevant Aircraft by Airbus to (i) the Buyer or its assignee pursuant to the terms and conditions set out in the Assigned Purchase Agreement or (ii) Frontier pursuant to the terms and conditions set out in the Re-Assigned Purchase Agreement; and
(b)with regard to any time after a Step-In, means the delivery of such Relevant Aircraft by Airbus to the “Buyer” or its assignee pursuant to the terms and conditions set out in the Replacement Purchase Agreement.
Delivery Date means, in relation to each Relevant Aircraft, the date on which title to such Relevant Aircraft is transferred to the “Buyer” or its assignee under, and in accordance with the provisions of, the Assigned Purchase Agreement, the Re-Assigned Purchase Agreement or the Replacement Purchase Agreement.
Encumbrance means:
(a)any mortgage, charge, pledge, assignment, title retention, lien or other encumbrance securing any obligation of any person or any other agreement or arrangement having a similar effect; or
(b)any agreement or arrangement giving effect to any of the foregoing.

Engines means:
(a)with respect to an A320neo Airframe, collectively the set of two (2) engines attached to such A320neo Airframe on the Delivery Date of such A320neo Airframe;
(b)with respect to an A321neo Airframe, collectively the set of two (2) engines attached to such A321neo Airframe on the Delivery Date of such A321neo Airframe.
Facility Acceleration Event means, by reason of the occurrence of a Loan Event of Default, the exercise by the Facility Agent of its rights under the PDP Loan Agreement to declare all amounts outstanding under the PDP Loan Agreement to be immediately due and payable.
Facility Agent has the meaning given to that term in the PDP Loan Agreement (as set out in Appendix A hereto).
Final Price means the “Final Price” as defined in the Assigned Purchase Agreement or the Replacement Purchase Agreement.
Finance Parties means the Security Trustee, the Facility Agent and the Lenders and Finance Party means any one of them.
Financed Pre-Delivery Payments means, in relation to a Pre-Delivery Payment, the amount equal to that Pre-Delivery Payment or that part of that Pre-Delivery Payment which has been financed or refinanced or is to be financed or refinanced by the Lenders pursuant to the PDP Loan Agreement (whether or not initially paid by the Buyer) as set out (i) in the case of the A320neo Aircraft, in column 3 of Part A of Schedule 1 and (ii) in the case of the A321neo Aircraft, in column 3 of Part B of Schedule 1 and Financed Pre-Delivery Payment means any one (1) such payment.
Frontier means Frontier Airlines, Inc., a corporation incorporated and existing under the laws of the State of Colorado, the United States of America.
Frontier Holdings means Frontier Airlines Holdings, Inc., a corporation incorporated and existing under the laws of the State of Delaware, the United States of America.
Guarantees means, together:
(a)the guarantee and indemnity dated 23 December 2014 between Frontier as guarantor and Airbus as beneficiary pursuant to which Frontier has agreed, amongst other things, to guarantee to Airbus the due and punctual performance by the Buyer of all of its obligations owed to Airbus under each Relevant Document to which it is a party, as amended, supplemented or confirmed from time to time; and
(b)the guarantee and indemnity dated 23 December 2014 between Frontier Holdings as guarantor and Airbus as beneficiary pursuant to which Frontier Holdings has agreed, amongst other things, to guarantee to Airbus the due and punctual performance by the Buyer of all of its obligations owed to Airbus under each Relevant Document to which it is a party, as amended, supplemented or confirmed from time to time,
(each, a Guarantee).

Guarantee Confirmation means the confirmation dated on or about the date hereof and executed by Frontier and Frontier Holdings in relation to the Guarantees.
Indemnitees has the meaning given to that term in Clause 11.
Insolvency Event means, in relation to a person, the occurrence of any of the following:
(a)such person is unable or admits inability to pay its debts as they fall due or suspends making payments on all or a substantial part of its debts;
(b)a moratorium or other protection from its creditors is declared or imposed in respect of all or a substantial part of the indebtedness of such person;
(c)any corporate action on the part of such person is, or legal proceedings are, taken (including the making of an application, the presentation of a petition, the filing or service of a notice or the passing of a resolution) in relation to:
(i)the suspension of all or a substantial part of the payments, a moratorium of all or a substantial part of the indebtedness, winding-up, dissolution or administration of such person save, in the case of a winding-up, a winding up petition which is discharged, stayed or dismissed within thirty (30) days of its presentation;
(ii)the appointment of a liquidator, supervisor, receiver, administrative receiver, administrator, compulsory manager, trustee or other similar officer in respect of such person or all or a substantial part of the assets of such person; or
(d)any expropriation, attachment, sequestration, distress or execution affects all or a substantial part of the assets of such person; or
(e)any analogous event or circumstance to those described in paragraphs (a) to (d) above occurs in any jurisdiction.
International Registry means the registry established pursuant to the Cape Town Convention.
Lenders means the banks and financial institutions which are party to the PDP Loan Agreement as lenders from time to time, being as at the date of this Agreement, Deutsche Bank AG, Natixis, New York Branch and Crédit Agricole Corporate and Investment Bank.

Letter of Release means a letter of release in the form set out in Schedule 2.
Loan Event of Default has the meaning given to the term “Event of Default” in the PDP Loan Agreement (a complete list of which “Events of Default” as at the date hereof is set out in Appendix A) [***].
Losses includes all losses, payments, damages, liabilities, claims, proceedings, actions, penalties, fines, duties, taxes, fees, rates, levies, charges, demands or other sanctions of a monetary nature, insurance premiums, judgements, costs and expenses.

Manuals and Technical Records means together, those records, logs, manuals, technical data and other materials and documents relating to each Relevant Aircraft, as shall be delivered pursuant to the Assigned Purchase Agreement or the Replacement Purchase Agreement.
Material Event of Default means:
(a)[***] the occurrence of an Insolvency Event in respect of the Buyer; or
(b)the occurrence of the Loan Event of Default set out in paragraph (a) (Non Payment) of Appendix A, [***]; or
(c)the occurrence of a Facility Acceleration Event.
Material Event of Default Notice means a written notice from the Security Trustee given to Airbus in accordance with the provisions of Clause 5.5.
Non-Financed Pre-Delivery Payments means in relation to a Pre-Delivery Payment, the amount equal to that Pre-Delivery Payment or that part of that Pre-Delivery Payment which has been paid or is to be paid by the Buyer (and which has not been financed or refinanced by the Lenders under the PDP Loan Agreement) as set out (i) in the case of the A320neo Aircraft, in column 4 of Part A of Schedule 1 and (ii) in the case of the A321neo Aircraft, in column 4 of Part B of Schedule 1 and Non-Financed Pre-Delivery Payment means any one (1) such payment.
Notice means, with respect to a Relevant Aircraft:
(a)a Step-In Notice; or
(b)a Letter of Release
as the case may be, in each case relating to such Relevant Aircraft.
Option means, in relation to any Relevant Aircraft, the option granted to Airbus pursuant to Clause 8.1.
Option Date means, in respect of an Option, the date upon which Airbus pays the Option Price to the Facility Agent.
Option Period means, in relation to any Relevant Aircraft, the period commencing on the date of the occurrence of a Step-In Event and ending on the date falling [***] after service by the Security Trustee of a Step-In Notice relating to that Relevant Aircraft.
Option Price means, in respect of a Relevant Aircraft, an amount equal to the aggregate of:
(a)all of the Financed Pre-Delivery Payments actually received by Airbus in respect of such Relevant Aircraft at the commencement of the relevant Option Period (without prejudice to Clause 11.2); and
(b)interest on the amount referred to in paragraph (a) above calculated at the rate of [***].

Original Step-In Agreement means the step-in agreement dated 23 December 2014 and entered into among the Buyer, the Security Trustee and Airbus, as amended on:
-11 May 2015;
-11 August 2015;
-16 December 2016;
-29 December 2017;
-29 January 2019 (by way of restatement);
-16 August 2019;
-19 March 2020 (by way of restatement);
-4 May 2020;
-15 December 2020;
-28 December 2021 (by way of restatement);
-31 March 2022;
-30 June 2022;
-31 March 2023;
-26 May 2023;
-28 June 2023;
-11 August 2023 (by way of restatement);
-13 October 2023;
-31 July 2024; and
-26 September 2024 (by way of restatement).
Part means an appliance, component, part, instrument, accessory, furnishing or other equipment of any nature, excluding any Buyer Furnished Equipment and the Engines, which is installed in, attached to or supplied with a Relevant Aircraft on the Delivery Date thereof.
PDP Advance means, in respect of a Relevant Aircraft, an advance of funds by the Facility Agent under the PDP Loan Agreement for the purposes of financing or re-financing a Pre-Delivery Payment which is due and payable or which has been paid under the Assigned Purchase Agreement.
PDP Loan Agreement means the eleventh amended and restated PDP loan agreement, dated on or about the date of this Agreement, made between the Buyer, as borrower, the Lenders, the Security Trustee and the Facility Agent relating to the financing and/or refinancing of certain Pre-Delivery Payments in respect of the Aircraft.
PDP Loan Margin means [***].
PDP Payment Dates means, in respect of each Aircraft, the dates when Pre-Delivery Payments are due as set out (i) in the case of the A320neo Aircraft, in column 1 of Part A of Schedule 1 and (ii) in the case of the A321neo Aircraft, in column 1 of Part B of Schedule 1 and PDP Payment Date means any one (1) such date.
Permitted Transferee means, any person to whom the Security Trustee intends to transfer the benefit and burden of the corresponding Relevant Rights and/or Relevant Obligations in accordance with this Agreement who has been approved in writing by Airbus (such approval not to be unreasonably withheld or delayed), it being agreed and acknowledged by the Security Trustee that Airbus shall be entitled to withhold its approval in respect of any person which is:
(a)a person to whom it is illegal for Airbus to sell an aircraft or a party with which Airbus is prohibited by applicable law or regulation from doing business; or
(b)a special purpose company or similar entity (unless such special purpose company or other entity has been guaranteed to the satisfaction of Airbus (acting reasonably) by an entity that otherwise satisfies the definition of a Permitted Transferee);
(c)an airframe manufacturer or an engine manufacturer, or an entity directly or indirectly controlled by an airframe manufacturer or an engine manufacturer, or an Affiliate of any such persons;
(d)a person with which Airbus (acting reasonably) objects to doing business, either (i) by reason of the occurrence of a contractual or non-contractual dispute with that person or (ii) by reason of the default by such person or any of its Affiliates in the performance of any material obligation owed to Airbus under any contract; or
(e)subject to or, in the reasonable opinion of Airbus, is likely to become the subject of an Insolvency Event prior to the Delivery of any Relevant Aircraft.
Pre-Delivery Payments means, in respect of each Aircraft, the amounts paid or payable by the Buyer under the Assigned Purchase Agreement (such payments being the pre-delivery payments paid or payable under the Purchase Agreement, as assigned to the Buyer) on specified dates, each as more particularly set out (i) in the case of the A320neo Aircraft, in column 2 of Part A of Schedule 1 and (ii) in the case of the A321neo Aircraft, in column 2 of Part B of Schedule 1 and Pre-Delivery Payment means any one (1) such payment.
Purchase Agreement means the A320neo aircraft purchase agreement dated 30 September 2011, as amended and supplemented from time to time (but excluding any letter agreements entered into from time to time in relation thereto), between Airbus (as seller) and Frontier (as buyer) with respect to, inter alia, the Aircraft (Frontier having acquired the rights and obligations of Republic Airways Holdings, Inc. thereunder pursuant to an assignment and assumption agreement dated 6 November 2013 between Republic Airways Holdings, Inc., Frontier and Airbus).
Re-Assigned Purchase Agreement means the Assigned Purchase Agreement, as re-assigned to and assumed by Frontier pursuant to the Re-Assignment and Assumption Agreement.
Re-Assignment and Assumption Agreement means the re-assignment and re-assumption agreement in respect of the Assigned Purchase Agreement dated 23 December 2014 (as amended from time to time) and entered into between Frontier, the Buyer and Airbus with respect to the re-assignment to Frontier and re-assumption by Frontier of rights, interests, obligations and liabilities under the

Assigned Purchase Agreement in respect of the Relevant Aircraft (as defined therein).
Re-Assignment Event has the meaning given to that term in the Re-Assignment and Assumption Agreement.
Relevant Aircraft means any Aircraft in respect of which a PDP Advance has been made.
Relevant Documents means this Agreement, the Assignment and Assumption Agreement, the assignment and amendment agreement dated June 30, 2022 between Airbus, Frontier and Buyer, the Assigned Purchase Agreement, the Re-Assignment and Assumption Agreement, the Re-Assigned Purchase Agreement, each Guarantee, the Guarantee Confirmation and the Security Assignment and all agreements and instruments amending, supplementing or confirming the foregoing from time to time (and, individually, each a Relevant Document).
Relevant Obligations means, in respect of a Relevant Aircraft, collectively:
(a)the obligations of the Security Trustee under this Agreement;
(b)the obligations of the “Buyer” under the Replacement Purchase Agreement (including the obligation to pay the Final Price to Airbus); and
(c)the obligation of the Security Trustee after a Step-In and prior to Delivery to provide to Airbus a duly executed BFE Indemnity Letter in a form consistent with Airbus’ then standard practice, having regard to the circumstances.
Relevant Rights means, in respect of a Relevant Aircraft, collectively:
(a)the right to Step-In in accordance with this Agreement;
(b)the right to receive from Airbus in accordance with the terms and conditions set out in the Replacement Purchase Agreement any payment or repayment of an amount equal to or in respect of any part of any Pre-Delivery Payments received by Airbus [***]; and
(c)the right to require Airbus in accordance with the terms and conditions set out in the Replacement Purchase Agreement to apply an amount equal to any such Pre-Delivery Payments relating to such Relevant Aircraft and received by Airbus and which have not pursuant to a final, non-appealable judgement been repaid by Airbus to the Buyer or any claimant acting through the Buyer (without prejudice to Clause 11.2), in partial satisfaction of the Final Price.
Replacement Purchase Agreement means, following a Step-In, the aircraft purchase agreement relating to each of the Step-In Aircraft, in the form set out in Schedule 4.
Scheduled Delivery Month means, in respect of each Aircraft, the month during which the Delivery Date is, at the date of this Agreement, scheduled to occur, as specified (i) in the case of the A320neo Aircraft, in column 6 of Part A of Schedule 1 and (ii) in the case of the A321neo Aircraft, in column 6 of Part B of Schedule 1.

Secured Obligations means any and all moneys and financial liabilities which are (or which are expressed to be) now or at any time hereafter due, owing or payable by the Buyer to any Finance Party in any currency, actually or contingently, with another or others, as principal or surety, on any account whatsoever in favour of any Finance Party in relation to any PDP Advance under or pursuant to the PDP Loan Agreement, the Security Assignment and this Agreement, including as a consequence of any breach, non-performance, disclaimer or repudiation by the Buyer (or by a liquidator, receiver, administrative receiver, administrator or any similar officer in respect of the Buyer) of any of such obligations; and any and all obligations which are (or which are expressed to be) now or at any time hereafter to be performed by the Buyer in favour of any Finance Party in relation to any PDP Advance pursuant to the PDP Loan Agreement, the Security Assignment and this Agreement.
Security Assignment means the eleventh amended and restated mortgage and security agreement relating to the Assigned Purchase Agreement, dated on or about the date of this Agreement, made between the Buyer, the Facility Agent and the Security Trustee.
Share Charge means (i) the share charge in respect of the shares in the Buyer dated 23 December 2014 between Intertrust SPV (Cayman) Limited and the Security Trustee or (ii) any share charge over the shares in the Buyer made between Intertrust SPV (Cayman) Limited and the Security Trustee which replaces, but is not in addition to the original share charge, if the original share charge referred to in (i) above is found to be defective or unenforceable by the Security Trustee.
Standstill Period means a period ending [***] after the date Airbus serves an Airbus Termination Notice (or if, in the event of an Insolvency Event having occurred in respect of the Buyer, the Security Trustee is stayed or otherwise prohibited by law or by order of a court with jurisdiction over such proceeding from sending a Step-In Notice, [***] after the end of such stay or prohibition).
Step-In means, pursuant to the service by the Security Trustee of a Step-In Notice in accordance with the terms and conditions set out in this Agreement, the election by the Security Trustee to (i) step-in and purchase the Relevant Aircraft referred to in the Step-In Notice in accordance with the terms of the Replacement Purchase Agreement and (ii) assume the benefit and the burden of the Relevant Rights and the Relevant Obligations with respect to such Relevant Aircraft referred to in the Step-In Notice.
Step-In Aircraft means, following the occurrence of a Step-In Event, the Relevant Aircraft the Security Trustee has elected to purchase in accordance with the provisions of this Agreement and as identified in the Step-In Notice.
Step-In Event means:
(a)the service by the Security Trustee of a Material Event of Default Notice in accordance with Clause 5.5; or
(b)the service by Airbus of an Airbus Termination Event Notice.
Step-In Notice means the notice (if any) served by the Security Trustee pursuant to Clause 7.1 in the form set out in Schedule 3.

Term SOFR has the meaning given to that term in the PDP Loan Agreement (as set out in Appendix A hereto).
Terminated Aircraft has the meaning given to such term in Clause 7.3.
Termination Event means the occurrence of any of the events or circumstances set out in Clause 10.1.
US Dollars and US$ means the lawful currency of the United States of America.
2.In this Agreement:
(a)references to Clauses, Appendices and Schedules are to be construed as references to the Clauses of, and the Appendices and Schedules to, this Agreement, references to sub-Clauses shall unless otherwise specifically stated be construed as references to the sub-Clauses of the Clause in which the reference appears and references to this Agreement include its Schedules;
(b)references to this Agreement (or to any specified provisions of this Agreement) or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as amended in accordance with its terms, or, as the case may be, with the agreement of the relevant parties;
(c)words importing the plural shall include the singular and vice versa;
(d)headings to clauses or sections are for convenience only and are to be ignored in construing this Agreement;
(e)references to a person shall be construed as including references to an individual, firm, company, corporation, unincorporated body of persons, any state or any agency thereof and shall include references to its successors, permitted transferees and permitted assigns;
(f)references to any statute or statutory provision include any statute or statutory provision which amends, extends, consolidates or replaces the same, or which has been amended, extended, consolidated or replaced by the same, and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant statute;
(g)liability includes any obligation or liability (whether present or future, actual or contingent, secured or unsecured, as principal or surety or otherwise);
(h)the words other and otherwise shall not be construed ejusdem generis with any foregoing words where a wider construction is possible;
(i)the words herein, hereof and hereunder, and words of similar import shall be construed to refer to a document in its entirety and not to any particular provision of such document; and
(j)any representation or agreement made in favour of the Security Trustee is so made in its capacity as security trustee and is made for the benefit of the Security Trustee, the Facility Agent and the Lenders.
2Representations and Warranties
1.Each party to this Agreement hereby represents and warrants to the other parties that, as at the date of this Agreement:

(a)it is duly incorporated and existing under the laws of its jurisdiction of incorporation and has the power and authority to enter into and perform its obligations under this Agreement and all necessary action has been taken by it to authorise the execution, delivery and performance of this Agreement;
(b)no authorisations, consents or approvals are required to be obtained by it under the laws, rules and regulations of any governmental authorities or other official bodies in its jurisdiction of incorporation known to be applicable in connection with this Agreement; and
(c)this Agreement constitutes its valid and legally binding obligation, enforceable in accordance with its terms subject to general principles of equity and any applicable law from time to time in effect relating to bankruptcy or liquidation or any other applicable law affecting generally the enforcement of creditors’ rights.
2.The Buyer further represents and warrants to the Security Trustee and Airbus that, as at the date of this Agreement:
(a)the execution and delivery of, the performance of its obligations under, and compliance by it with the provisions of the Security Assignment and this Agreement will not:
(i)conflict with any agreement, mortgage, bond or other instrument or treaty to which it is a party;
(ii)contravene any existing applicable law of its jurisdiction of incorporation; or
(iii)contravene or conflict with any provision of its constitutional documents;
(b)its business is limited exclusively to the acquisition, financing, owning, leasing and disposal of the Aircraft in accordance with the transactions contemplated by the PDP Loan Agreement and the Relevant Documents to which it is a party and matters incidental thereto;
(c)the Assigned Purchase Agreement is in full force and effect and is enforceable against it in accordance with its terms subject to general principles of equity and any applicable law from time to time in effect relating to bankruptcy or liquidation or any other applicable law affecting generally the enforcement of creditors’ rights;
(d)it is not in breach of any provision of the Assigned Purchase Agreement;
(e)other than pursuant to the Security Assignment, it has not created or allowed to subsist any Encumbrance over the whole or any part of its rights under the Assigned Purchase Agreement in respect of any of the Aircraft;
(f)the extracts of the PDP Loan Agreement set out in Appendix A to this Agreement are true and accurate in all respects; and
(g)the information set out in Schedule 1 is accurate and those Pre-Delivery Payments noted as having been paid on the date hereof have been paid to Airbus.
3.The Security Trustee represents and warrants to Airbus that the extracts of the PDP Loan Agreement set out in Appendix A to this Agreement are true and accurate in all respects on the date of this Agreement and Appendix A contains all events of default under the PDP Loan Agreement, the Security Assignment or any other agreement between the Security Trustee and the Buyer that relates to the financing of the Aircraft.
4.Airbus further represents and warrants to the Security Trustee and Buyer as follows:
[***]
3Assumption and Agreement
1.Airbus acknowledges receipt of the Security Assignment and, to the extent that the same is not inconsistent or in conflict with the provisions of this Agreement, consents to the granting of the Security Assignment. Airbus, the Buyer and the Security Trustee each agree (for the benefit solely of Airbus and the Security Trustee) that, in the event of any conflict or inconsistency between the provisions of the Security Assignment (insofar as it relates to the Assigned Purchase Agreement and associated rights) and the provisions of this Agreement, the provisions of this Agreement shall prevail.
2.[***], the Security Trustee acknowledges in favour of Airbus that Airbus shall be entitled to continue to deal with the Buyer (to the exclusion of the Security Trustee) in connection with the Relevant Rights at all times until a Step-In Notice has been served and shall be entitled to conclusively assume (without obligation to make any enquiry) that any exercise by the Buyer in connection with the Relevant Rights and the Relevant Obligations prior to the service of a Step-In Notice has been in accordance with this Clause.
3.In consideration of the Lenders entering into the PDP Loan Agreement pursuant to which they have agreed, subject to the terms and conditions thereof, to finance the Financed Pre-Delivery Payments in relation to the Relevant Aircraft payable to Airbus on the relevant PDP Payment Dates, Airbus, the Security Trustee and the Buyer hereby agree that, subject to the terms and conditions of this Agreement and provided that Airbus has not previously delivered an Airbus Termination Notice under Clause 10.2 in respect of such Relevant Aircraft following the occurrence of a Termination Event, upon receipt by Airbus of a Step-In Notice in respect of a Relevant Aircraft:
(a)the rights and obligations of Airbus to the Buyer under the Assigned Purchase Agreement that relates solely to such Relevant Aircraft shall cease;
(b)the Buyer shall remain fully liable to Airbus to perform all the obligations of the “Buyer” under the Assigned Purchase Agreement, subject to the operation of the Re-Assignment and Assumption Agreement;
(c)the Security Trustee shall assume and perform in favour of Airbus the Relevant Obligations and receive the benefit of and be entitled to exercise the Relevant Rights in each case that relate solely to such Relevant Aircraft and in accordance with the terms of the Replacement Purchase Agreement; and
(d)Airbus’ obligations and liabilities that relate solely to such Relevant Aircraft shall be owed solely to the Security Trustee subject to and in accordance with the terms of this Agreement and the Replacement Purchase Agreement (but not, for the avoidance of doubt, the Assigned Purchase Agreement).
4.It is a condition precedent to the obligations of Airbus under this Agreement that Airbus receives a copy of each Guarantee, the Guarantee Confirmation, the Assignment and Assumption Agreement, the Re-Assignment and Assumption Agreement and the Security Assignment, in each case duly executed by the parties thereto. Airbus hereby irrevocably confirms satisfaction of such condition precedent.
5.The condition specified in Clause 3.4 is inserted for the sole benefit of Airbus and may be waived in whole or in part and with or without conditions by Airbus at its sole discretion.
4Undertakings of the Buyer
1.Prior to the issuance of a Notice in respect of a Relevant Aircraft, the Buyer undertakes that it shall not without the prior consent of the Security Trustee, enter into any agreement with Airbus which would:
(a)rescind, cancel or terminate any of the rights or obligations under the Assigned Purchase Agreement to the extent relating to such Relevant Aircraft; or
(b)[***] defer the Delivery Date of such Relevant Aircraft to the extent that the aggregate deferral in relation thereto does not exceed the date falling [***] after the last day of its Scheduled Delivery Month, provided that the consent of the Security Trustee shall not be required in order for the Buyer to agree with Airbus to advance the Scheduled Delivery Month of such Relevant Aircraft for any period of time.
2.Prior to the issuance of a Notice in respect of a Relevant Aircraft, the Buyer hereby undertakes to Airbus and the Security Trustee that it shall:
(a)notify the Security Trustee promptly after any change in the Scheduled Delivery Month of such Relevant Aircraft has been agreed; and
(b) [***] obtain (or cause to be obtained), maintain (or cause to be maintained) in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, such consents, authorisations, licences or approvals of governmental or public bodies or authorities or courts and do, or cause to be done, all other acts and things, which may from time to time be required or be desirable under law for the continued due performance of its obligations under the Relevant Documents to which it is a party.
3.The Buyer shall be responsible for all the documentation and transaction costs incurred in connection with the negotiation, preparation, execution and registration of the Relevant Documents including without limitation the legal fees and tax advisory fees of Airbus and the Finance Parties.
4.Following a Step-In the Buyer acknowledges that [***].
5Undertakings of the Security Trustee
1.Until such time as a Step-In Notice has been received by Airbus in respect of a Relevant Aircraft, the Security Trustee agrees and undertakes that:
(a)it shall not, and shall not be entitled to, exercise or otherwise enforce any of the Relevant Rights or perform any of the Relevant Obligations in respect of such Relevant Aircraft (other than the performance of its obligations under this Agreement); and
(b)the Buyer shall be free to agree to advance the Scheduled Delivery Month of such Relevant Aircraft for any period of time without the consent of the Security Trustee; and

(c)the Buyer together with Airbus shall be free to defer the Delivery Date of such Relevant Aircraft to the extent the aggregate deferral in relation thereto does not exceed the date falling [***] after the last day of its Scheduled Delivery Month.
2.The Security Trustee agrees and undertakes that:
(a)it shall only be entitled to exercise or otherwise enforce any of the Relevant Rights or to perform any of the Relevant Obligations relating to a Relevant Aircraft in accordance with the provisions of this Agreement and the Replacement Purchase Agreement; and
(b)the purchase price payable by it for a Step-In Aircraft shall be the Final Price as defined in and as calculated pursuant to the Replacement Purchase Agreement at the Delivery Date of such Step-In Aircraft.
3.The Security Trustee undertakes that:
(a)prior to or contemporaneously with its service of the Step-In Notice relating to any Relevant Aircraft the Facility Agent shall have exercised its right to declare all amounts outstanding under the PDP Loan Agreement in respect of the Relevant Aircraft to be immediately due and payable and the Buyer shall have failed to pay all such amounts on the date the same are expressed to be due and payable pursuant to the PDP Loan Agreement; and
(b)unless to do so would be reasonably likely to be contrary to applicable law, prior to or contemporaneously with its service of the Step-In Notice relating to any Relevant Aircraft, the Security Trustee shall have (i) made demand under any guarantee provided by Frontier or Frontier Holdings which is now held by the Security Trustee as security for all or any other part of the Buyer’s obligations under the PDP Loan Agreement and (ii) if security is hereafter created in favour of the Security Trustee as security for all or any part of the Buyer’s obligations under the PDP Loan Agreement (for the avoidance of doubt other than the Share Charge and the Security Assignment), the Security Trustee shall have taken all steps reasonably available to it to enforce such security.
4.Nothing in this Agreement shall limit or restrict the ability of any Finance Party to exercise any rights they may have against the Buyer or any other person:
(a)under the PDP Loan Agreement; or
(b)under or pursuant to any security or guarantee now or hereafter held by any Finance Party for all or any part of the Buyer’s obligations under the PDP Loan Agreement, provided that it is agreed (for the benefit solely of Airbus and the Security Trustee) that, in the event of any conflict between the provisions of the PDP Loan Agreement and this Agreement, this Agreement shall prevail.
5.The Security Trustee undertakes to [***].
6.The parties agree that for the purposes of this Agreement, Airbus shall not be deemed to have knowledge of and need not recognise any event, condition, right, remedy or dispute affecting the interest of the Buyer or any Finance Party under this Agreement or the PDP Loan Agreement until such time as Airbus shall have received written notice thereof from the Security Trustee or any Finance Party.
7.The Security Trustee hereby confirms to Airbus that, as of the date of this Agreement, it has not and it covenants that it shall not at any time after the date of this Agreement take the benefit of any form of Encumbrance over the shares (howsoever described) of the Buyer (whether pursuant to a share pledge or other similar document and whether pursuant to a single transaction or a series of transactions) other than the Share Charge (a Prohibited Charge) without the prior written consent of Airbus. Without prejudice to Airbus’ entitlement to exercise any rights and/or remedies pursuant to the terms of this Agreement or at law in respect of a breach by the Security Trustee of the covenant set out above, the Security Trustee and the Buyer each agree that:
(a)if the Security Trustee:
(i)in breach of the covenant set out above, takes the benefit of a Prohibited Charge and, thereafter, takes any steps to enforce or otherwise exercise any of its rights arising out of any such Prohibited Charge; or
(ii)commences enforcement of the Share Charge in circumstances where the Security Trustee has not served the Step-In Notice pursuant to which the Security Trustee has irrevocably confirmed to Airbus that it has elected to assume and exercise all of the rights and obligations under the Assigned Purchase Agreement relating to all undelivered Relevant Aircraft,
Airbus shall, if it reasonably determines that such action has a material adverse effect on it, be entitled at any time thereafter to terminate or cancel this Agreement in respect of any or all of the Relevant Aircraft without liability to the Security Trustee or the Buyer [***] in respect of any or all of the Relevant Aircraft (following which Clauses 6.4 to 6.6 shall apply, [***]; and
(b)the creation of any Prohibited Charge or the commencement of any enforcement of the Share Charge, in each case other than as permitted by this Clause 5.7, shall constitute a Re-Assignment Event for the purposes of the Re-Assignment and Assumption Agreement and, as contemplated by clause 2.2 of the Re-Assignment and Assumption Agreement, Airbus may, by written notice to each of the Buyer and Frontier, terminate the Assignment and Assumption Agreement with respect to any or all undelivered Aircraft.
8.The Security Trustee and the Buyer shall not (without the prior written consent of Airbus, not to be unreasonably withheld or delayed) [***]:
(i)[***]
(ii)[***]
(iii)[***]
6Undertakings of Airbus
1.Until such time as Airbus receives a Notice in respect of a Relevant Aircraft and served in accordance with the provisions of this Agreement, Airbus agrees for the benefit of the Security Trustee that it shall not, without the prior written consent of the Security Trustee, enter into any agreement with the Buyer to amend the provisions of the Assigned Purchase Agreement to the extent relating to a Relevant Aircraft in a manner which would be detrimental in any material respect to the rights of the Security Trustee in respect of the Relevant Rights or Relevant Obligations provided that:
(a)Airbus and the Buyer may, in respect of any Relevant Aircraft, agree to:

(i)defer the Delivery Date of any Relevant Aircraft to the extent that the aggregate deferral in relation thereto does not exceed the date falling [***] after the last day of such Relevant Aircraft’s Scheduled Delivery Month; and/or
(ii)advance the Delivery Date of any Relevant Aircraft for any period of time; and
(b)this Clause 6.1 shall not (and shall not be construed to) restrict or otherwise limit the ability of Airbus to exercise its rights and to comply with its obligations under the Assigned Purchase Agreement to the extent relating to SCNs.
2.Airbus confirms, as at the date of this Agreement:
(a)so far as Airbus is aware no Airbus Termination Event has occurred and is continuing; and
(b)Airbus has received from the Buyer the amounts specified in column 5 of (in the case of the A320neo Aircraft) Part A or (in the case of the A321neo Aircraft) Part B of Schedule 1 to this Agreement on account of the Pre-Delivery Payments in respect of the Relevant Aircraft and all of the information contained in Schedule 1 is accurate as at the date hereof.
3.Subject always to the terms of this Agreement and provided no Airbus Termination Notice has been given under Clause 10.2 following the occurrence of a Termination Event with respect to any Relevant Aircraft that is continuing, Airbus undertakes to the Security Trustee that, prior to the termination or cancellation of the Assigned Purchase Agreement (which termination or cancellation by Airbus shall be made subject to Clause 6.4), Airbus will not unless required to do so by applicable law (and not by contract), transfer title to any of the Relevant Aircraft that are the subject of the Assigned Purchase Agreement to any person other than, subject to the terms and conditions set out in this Agreement, the Security Trustee or a Permitted Transferee, other than in circumstances where (a) the Security Trustee or its Permitted Transferee has executed or is required under the terms of this Agreement to execute and has failed to do so, a Letter of Release with respect to such Relevant Aircraft or (b) there has occurred a Re-Assignment Event.
4.If an Airbus Termination Event occurs with respect to any Relevant Aircraft, Airbus undertakes that:
(a)it shall, prior to exercising any rights to terminate or cancel the Assigned Purchase Agreement, notify the Security Trustee in writing (with a copy to the Buyer) of the occurrence of the Airbus Termination Event, which notification shall specify the steps or actions (if any) which would be required to be undertaken in order to remedy the Airbus Termination Event (an Airbus Termination Event Notice); and
(b)subject to Clause 6.5, it shall not exercise any rights to terminate or cancel the Assigned Purchase Agreement to the extent relating to such Relevant Aircraft until such time as the Standstill Period has expired.
5.Notwithstanding the provisions of Clause 6.4, Airbus may exercise its rights under the Assigned Purchase Agreement to terminate the Assigned Purchase Agreement in part or in full at any time prior to the expiry of the Standstill Period, if, in the reasonable opinion of Airbus, it would be detrimental to the rights of Airbus as against the Buyer under the Assigned Purchase Agreement if such termination were delayed until the expiry of the Standstill Period. Following such termination, the provisions of Clause 6.6 shall apply as between the Security Trustee and Airbus.

6.If Airbus exercises its right to terminate or cancel the Assigned Purchase Agreement in respect of any Relevant Aircraft under the proviso to Clause 5.7 or Clause 6.5 prior to the expiry of the Standstill Period, or if the Assigned Purchase Agreement is rejected by the debtor or terminated by a bankruptcy court having jurisdiction in a proceeding under the United States Bankruptcy Code or in connection with any equivalent bankruptcy or insolvency proceedings in any other jurisdiction, Airbus agrees for the benefit of the Security Trustee that, as between Airbus and the Security Trustee and notwithstanding such termination or cancellation, the Security Trustee shall be entitled to serve a Step-In Notice prior to the expiry of the Standstill Period as if the Assigned Purchase Agreement were still in full force and effect. In such circumstances, following the service by the Security Trustee of a Step-In Notice the provisions of Clauses 7.4 to 7.5(b) shall apply as between Airbus and the Security Trustee.
7.If the Security Trustee has not served a Step-In Notice prior to the expiry of the Standstill Period, Airbus shall be entitled to exercise such rights as it then has to terminate or cancel the Assigned Purchase Agreement in respect of any or all of the relevant Aircraft without liability to the Security Trustee.
8.
(a)With regard solely to those Relevant Aircraft in respect of which:
(i)[***]
(ii)[***]
The parties agree that [***].
(b)Following the occurrence of a Step-In, the parties acknowledge and agree that [***].
(c)The Security Trustee agrees and acknowledges that [***].
(d)The Buyer agrees and acknowledges [***].
(e)[***]
9.Upon becoming aware of the occurrence of an Airbus Termination Event, [***].
7Rights following service of Step-In Notice
1.Following the occurrence of a Step-In Event which is continuing and provided: (i) the Security Trustee has complied with the provisions of Clause 5.5; and (ii) no Airbus Termination Notice has been given under Clause 10.2 following the occurrence of a Termination Event in respect of the Relevant Aircraft and is continuing:
(a)the Security Trustee shall, prior to the Decision Date, serve the Step-In Notice to Airbus (with a copy to the Buyer) with respect to any one or more of the Relevant Aircraft;
(b)if the Security Trustee elects to serve the Step-In Notice, the Security Trustee shall not be entitled to exercise or otherwise deal with the Relevant Rights or the Relevant Obligations in respect of a Relevant Aircraft until such time as the Step-In Notice has been served in accordance with the terms of this Agreement and received by Airbus; and
(c)The Security Trustee shall have the right to serve only one Step-In Notice which shall relate to one or more of the Relevant Aircraft.

2.It is hereby agreed by the Security Trustee that the Step-In Notice shall:
(a)identify each of the Relevant Aircraft in respect of which the Step-In Notice is served;
(b)provide reasonable details of the breach or event which has given rise to the relevant Step-In Event; and
(c)with respect to each Relevant Aircraft referred to therein, irrevocably confirm to Airbus that the Security Trustee elects to assume and exercise all of the Relevant Rights and to perform the Relevant Obligations relating to that Relevant Aircraft.
3.It is agreed by the Security Trustee that with regard to each Relevant Aircraft in respect of which no Step-In Notice is served on or before the Decision Date for such Relevant Aircraft (each a Terminated Aircraft and together the Terminated Aircraft):
(a)the Relevant Rights of the Security Trustee in and to such Terminated Aircraft shall automatically terminate;
(b)the obligations and liabilities of Airbus to the Security Trustee in and to the Relevant Rights relating to such Terminated Aircraft shall automatically terminate and the Encumbrance of the Security Assignment in relation thereto shall be discharged;
(c)the Security Trustee shall have no further right or obligation whatsoever against or towards Airbus with respect of the Relevant Rights and the Relevant Obligations relating to such Terminated Aircraft; and
(d)Airbus shall have no further obligations under this Agreement with respect to such Terminated Aircraft.
The Security Trustee undertakes that, with regard to the Terminated Aircraft, it shall upon request execute and deliver to Airbus a Letter of Release on the earlier to occur of (i) the date of the Step-In Notice (if any) and (ii) the Decision Date.
4.Within [***] of the date of delivery of a Step-In Notice with respect to any Relevant Aircraft, the Security Trustee shall notify Airbus in writing whether it or a Permitted Transferee is to be party to the Replacement Purchase Agreement. [***]
(a)the Security Trustee (or, if a Permitted Transferee has become the “Buyer” under the Replacement Purchase Agreement, the Permitted Transferee) shall thereafter be entitled to exercise all of the Relevant Rights relating to such Relevant Aircraft in accordance with the provisions of this Agreement and the Replacement Purchase Agreement provided the Security Trustee (or, if a Permitted Transferee has become the “Buyer” under the Replacement Purchase Agreement, the Permitted Transferee) assumes and complies with the Relevant Obligations corresponding to such Relevant Rights; and
(b)subject to and in accordance with the terms and conditions set out in the Replacement Purchase Agreement, Airbus shall, on such Relevant Aircraft’s Delivery Date, transfer to the Security Trustee or the Permitted Transferee (as applicable) title to the Relevant Aircraft in accordance with the terms and conditions set out in the Replacement Purchase Agreement.
5.The Buyer hereby irrevocably confirms that following a Step-In by the Security Trustee in respect of any Relevant Aircraft and provided Airbus has not delivered an Airbus Termination Notice under Clause 10.2 prior to the occurrence of such Step-In:

(a)any application or reimbursement of the Pre-Delivery Payments in favour of or at the direction of the Security Trustee (or, if a Permitted Transferee has become the “Buyer” under the Replacement Purchase Agreement, the Permitted Transferee) shall discharge Airbus from its obligations to make or apply such payments in favour of or at the direction of the Buyer. In such circumstances, the Buyer further irrevocably agrees that it shall have no entitlement to and shall not claim against Airbus any right to apply or to require Airbus to reimburse to the Buyer or Frontier an amount equal to any such Pre-Delivery Payments so applied or reimbursed in favour of, or at the direction of, the Security Trustee (or, if a Permitted Transferee has become the “Buyer” under the Replacement Purchase Agreement, the Permitted Transferee); and
(b)any Delivery of a Relevant Aircraft to the Security Trustee or a Permitted Transferee (if applicable) shall discharge Airbus from its obligation to deliver such Relevant Aircraft to the Buyer. In such circumstances, the Buyer further irrevocably agrees that it shall have no entitlement to and shall not claim against Airbus any right to require Airbus to deliver such Relevant Aircraft to the Buyer.
6. [***]
8Airbus Option
1.The Security Trustee with the consent and approval of the Buyer, hereby grants Airbus the option to be released from Airbus’ obligations under this Agreement in respect of any Relevant Aircraft upon payment to the Security Trustee of the Option Price, provided in each case that the option may only be exercised during the Option Period. [***].
2.If Airbus exercises an Option, Airbus shall pay to the Security Trustee the Option Price relating to the Relevant Aircraft no later than [***] after the date of exercise of the relevant Option provided that the Security Trustee has provided Airbus with details of the bank account into which such payment should be made.
3.An Option, once exercised, shall be irrevocable in respect all the Relevant Aircraft to which it relates.
4.If Airbus exercises any Option pursuant to this Clause 8, upon payment of the Option Price by Airbus to the Security Trustee in respect of the applicable Relevant Aircraft:
(a)the rights and interests of the Security Trustee in the Relevant Rights relating to such Relevant Aircraft shall automatically terminate;
(b)the Security Trustee shall have no further right or obligation whatsoever against or towards Airbus in respect of the Relevant Rights and Relevant Obligations relating to such Relevant Aircraft; and
(c)Airbus shall have no further right or obligation whatsoever against or towards Security Trustee in respect of the Relevant Rights relating to such Relevant Aircraft, and concurrently therewith, Security Trustee shall execute and deliver to Airbus and the Buyer, a Letter of Release.
5.The Option relating to the Relevant Aircraft shall automatically lapse if Airbus does not exercise the Option on or before expiry of the Option Period.

6.The Buyer acknowledges and consents to the Option with respect to the Relevant Aircraft and agrees that, upon payment of the Option Price by Airbus to the Security Trustee:
(a)the Pre-Delivery Payments received by Airbus under the Assigned Purchase Agreement in respect of the Relevant Aircraft shall be reduced by an amount equal to the Option Price; and
(b)an amount equal to the Option Price for all applicable Relevant Aircraft shall immediately become due and payable by the Buyer under the Assigned Purchase Agreement as Pre-Delivery Payments.
9Liability of the Parties
1.The Security Trustee shall have no obligation or liability under the Assigned Purchase Agreement by reason of, or arising out of, any Relevant Document.
2.Following a Step-In and until the actual and due performance by the Security Trustee of all the Relevant Obligations in respect of a Step-In Aircraft, the Buyer shall not be discharged from any of the obligations assumed by it under the Assigned Purchase Agreement by reason of or arising out of this Agreement and shall remain fully liable to Airbus to perform all of the obligations of the “Buyer” under the Assigned Purchase Agreement in respect of such Step-In Aircraft and each of the other Relevant Aircraft. Nothing in this Agreement or any other Relevant Document shall in any way affect the obligation of the Buyer to perform each of the obligations set out in the Assigned Purchase Agreement relating to any other Aircraft.
3.Without prejudice to the terms of this Agreement, each of the Buyer and the Security Trustee agree that nothing contained in any Relevant Document shall:
(a)subject Airbus to any duplicate liability in respect of a Relevant Aircraft: (i) to the Buyer after receipt of a Notice and (ii) to the Security Trustee prior to receipt of a Notice relating to such Relevant Aircraft; or
(b) [***].
10Termination of the Relevant Rights
1.A Termination Event occurs if:
(a)the Security Trustee does not serve the Step-In Notice in respect of the Relevant Aircraft on or before the Decision Date;
(b)the Security Trustee is required to serve a Letter of Release in respect of a Relevant Aircraft pursuant to any provision of this Agreement and has failed to do so within a reasonable time following request in writing from Airbus; or
(c)the Security Trustee or a Permitted Transferee (as applicable) does not enter into the Replacement Purchase Agreement [***] pursuant to Clause 7.4.
2.Upon the occurrence of any Termination Event, and provided that such event has not been cured or waived, Airbus shall have the right to terminate all or part of this Agreement with respect to any or all Relevant Aircraft by notice (the Airbus Termination Notice) to the Security Trustee (copied to the Buyer) and from the date of such Airbus Termination Notice
(a)the rights and interests of the Security Trustee in and to the Relevant Rights relating to such Relevant Aircraft shall terminate;

(b)the obligations and liabilities of Airbus to the Security Trustee in and to the Relevant Rights relating to such Relevant Aircraft shall terminate;
(c)the Security Trustee shall have no further right or obligation whatsoever against or towards Airbus in respect of the Relevant Rights and the Relevant Obligations relating to such Relevant Aircraft;
(d)Airbus shall have no further obligations towards the Buyer or the Security Trustee under this Agreement with respect to such Relevant Aircraft;
(e)at the cost and expense, if any, of the Buyer, the Security Trustee agrees to release any and all Encumbrances created by the Security Trustee in respect of such Relevant Aircraft; and
provided that if the events set out in Clause 10.1(a) occur, Airbus shall be automatically released from all its obligations under this Agreement in respect of all Relevant Aircraft without the need to give an Airbus Termination Notice.
3.The Security Trustee undertakes that:
(a)[***]
(b)[***]
(c)[***]
(d)[***]
(e)on or before the Delivery Date for each Relevant Aircraft, provided:
(i)no Material Event of Default has occurred which is then continuing; and
(ii)the Buyer has paid to the Facility Agent all monies then due and payable by the Buyer to the Finance Parties pursuant to the PDP Loan Agreement (other than the repayment of principal outstanding and related interest under the PDP Loan Agreement that would be payable on the Delivery Date of the Aircraft, provided that the Facility Agent (acting reasonably) is satisfied that such amount will be paid to it by the Buyer contemporaneously with Delivery of the Relevant Aircraft),
[***].
4.With regards to a Relevant Aircraft in respect of which a Letter of Release is executed by the Security Trustee (or is required to be executed by the Security Trustee pursuant to this Agreement and is not so executed) such Relevant Aircraft shall cease to be a “Relevant Aircraft” for the purposes of this Agreement and the Buyer shall continue to perform all of the obligations of the “Buyer” under the Assigned Purchase Agreement.
5.[***].
11Indemnities
1.The Buyer hereby indemnifies and holds Airbus harmless from and against any and all Losses suffered by Airbus in any way relating to or arising out of:
(a)the entry into, and performance of, this Agreement; and

(b)any action or inaction of the Buyer or the Security Trustee in connection with this Agreement, except to the extent that any such Loss arises as a consequence of the gross negligence or wilful misconduct of Airbus or the breach by Airbus of any representation or warranty made by it under this Agreement.
2.If Airbus, having applied or reimbursed, as the case may be, an amount equal to any Pre-Delivery Payments then held by Airbus in accordance with the direction of the Security Trustee in any exercise by the Security Trustee of the Relevant Rights, is subsequently obliged to comply with a final, non-appealable judgment to reimburse any Pre-Delivery Payments to the Buyer, the Security Trustee hereby undertakes, upon the first written demand of Airbus, to reimburse to Airbus, an amount equal to the amount so reimbursed to the Buyer, [***]:
(a)[***]
(b)[***]
(c)[***]
If Airbus becomes aware of any possibility of any proceedings or other events which may lead to the indemnity contained in this Clause 11.2 becoming applicable, [***].
[***]
3.The Security Trustee agrees to indemnify and hold Airbus and its officers, directors and employees (collectively, the Indemnitees) harmless from and against any and all Losses which are imposed upon or incurred by or asserted against such Indemnitee in any manner resulting from or arising out of the exercise (or purported exercise) by the Security Trustee of its rights or remedies under this Agreement if it is determined by a final judgment of a court of competent jurisdiction that the Security Trustee was not entitled to exercise such rights or remedies or that such rights or remedies were exercised contrary to the provisions of the Security Assignment, this Agreement, or applicable law.
The Buyer irrevocably agrees to indemnify the Security Trustee against any Losses incurred by the Security Trustee in complying with its obligations pursuant to Clause 11 of this Agreement except to the extent that any such Loss arises as a consequence of the gross negligence or wilful misconduct of the Security Trustee.
4.Any claim for payment by an Indemnitee under this Clause 11 shall be substantiated by the certificate of the Vice-President, Contracts Division of Airbus containing evidence of such claim, including if applicable, a copy of any relevant judgement.
5.The indemnities set out in this Clause 11 shall survive the execution and delivery of this Agreement and shall continue in full force and effect notwithstanding the occurrence of the Delivery Date in respect of any Relevant Aircraft.
12Onward Transfer of Rights
1.Save for any transfer to a Permitted Transferee pursuant to this Clause 12 below, the Security Trustee may not assign, sell, transfer, delegate or otherwise deal with or dispose of any Relevant Right or Relevant Obligation relating to any Relevant Aircraft.

2.No transfer of the Relevant Rights and/or the Relevant Obligations applicable to any Relevant Aircraft by the Security Trustee to a Permitted Transferee shall be permitted or effective until and unless:
(a)the Security Trustee shall have served a Step-In Notice on Airbus in accordance with the provisions of this Agreement;
(b)Airbus and the Permitted Transferee have entered into arrangements satisfactory to Airbus (acting reasonably) pursuant to which, amongst other things, the Permitted Transferee irrevocably commits to: (i) step-in and purchase the Relevant Aircraft in accordance with the Replacement Purchase Agreement and (ii) assume the Relevant Rights and Relevant Obligations with respect to such Relevant Aircraft; and
(c)Airbus confirms in writing to the Security Trustee that, with regard to the subject Relevant Aircraft: (i) the arrangements referred to in Clause 12.2(b) have been entered into; and (ii) the Security Trustee is released from its obligations under this Agreement (including its obligations under the Replacement Purchase Agreement for such Relevant Aircraft) with respect to such Relevant Aircraft.
3.Any purported assignment, sale, transfer, delegation or other disposal of any Relevant Rights or Relevant Obligations in contravention of the provisions of this Agreement shall be null and void and have no force or effect on or against Airbus.
13Notices
1.Any notice or other communication given or made under this Agreement shall be in writing in the English language and, provided it shall be addressed as set out below, it shall be deemed to have been duly given as follows:
(a)if sent by personal delivery, upon delivery at the address of the relevant party;
(b)if sent by post, [***] after being deposited in the post, postage prepaid, in a correctly addressed envelope;
(c)if sent by facsimile, when despatched during business hours (or if after business hours, the next Business Day) with correct confirmation printout;
(d)if given by email, the date of delivery confirmation receipt, provided that if such date is not a Business Day notice shall be deemed to have been received on the first following Business Day, shall be deemed to be the effective date of such notice or communication, to the parties as follows:
(i)in the case of the Buyer to:
Vertical Horizons, Ltd.
c/o Intertrust SPV (Cayman) Limited
One Nexus Way, Camana Bay
George Town
Grand Cayman, KY1 9005
Cayman Islands

Fax:    [***]
Email:    [***]
Attention:    Directors

with a copy to:

Frontier Airlines, Inc.
4545 Airport Way
Denver, CO 80239
United States of America

Fax:    [***]
Attention:    SVP – General Counsel

(ii)in the case of the Security Trustee to:
Bank of Utah
50 South 200 East
Suite 110
Salt Lake City, UT 84111
United States of America

Fax:    [***]
Attention:    Corporate Trust Services
Email: [***]

(iii)in the case of Airbus to:
Airbus S.A.S.
2 rond point Emile Dewoitine
31700 Blagnac
France
Telephone: [***]
Email: [***]
Attention: EVP Commercial Transactions
Any party may change its contact details by giving [***] prior written notice to the other parties.
2.Each party shall be entitled to rely on the information contained in any notice issued or served pursuant to this Agreement and shall not have to further enquire as to the accuracy of the information contained in any such notice.
14Confidentiality
Each party agrees that it shall not disclose any information relating to any Relevant Document except:
(a)as required by any applicable law or governmental regulations;

(b)as required in connection with any legal proceedings arising from or in connection with any Relevant Document;
(c)with the prior written consent of each other party hereto;
(d)to its professional, legal and other advisors provided that such advisors are under a legal, ethical or professional duty to treat such information as confidential and not to disclose the same to third parties;
(e)[***]
(f)[***]
(g)to any proposed Permitted Transferee provided that such proposed Permitted Transferee has executed a confidentiality agreement (in form and content satisfactory to Airbus) in favour of Airbus or has otherwise agreed in favour of Airbus to maintain confidentiality (in a manner satisfactory to Airbus), subject, in the case of each Relevant Document (other than this Agreement), to the confidentiality provisions contained in such Relevant Document that apply as between the parties to such Relevant Document.
15Provisions severable
Every provision contained in this Agreement shall be severable and distinct from every other such provision and if at any time any one or more of such provisions is or becomes invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining such provisions shall not in any way be affected thereby. Any provision of this Agreement which may prove to be or becomes illegal, invalid or unenforceable in whole or in part, shall so far as reasonably possible and subject to applicable laws, be performed according to the spirit and purpose of this Agreement.
16Amendments
The parties agree that the provisions of this Agreement shall not be amended except by an instrument in writing executed by or on behalf of each of the Buyer, the Security Trustee and Airbus.
17Further Assurance
The parties agree, at the cost and expense the Buyer (and in any event subject to its costs and expenses being paid), from time to time to do and perform, or cause to be done and performed, such other and further acts and execute and deliver or cause to be executed and delivered any and all such other instruments as may be required by law or reasonably requested by a party hereto in order to establish, maintain and protect the rights and remedies of the parties and to carry out and effect the intent and purpose of this Agreement.
18Third party rights
The parties do not intend that any term of this Agreement shall be enforceable solely by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to this Agreement. The parties may rescind, vary, waive, release, assign, novate or otherwise dispose of all or any of their respective rights or obligations under and to the extent permitted pursuant to the terms of this

Agreement without the consent of any person who is not a party to this Agreement.
19Entire agreement
This Agreement sets out the entire agreement between the parties. It supersedes all previous agreements between the parties on the subject matter of this Agreement. No other term, express or implied, forms part of this Agreement. No usage, custom or course of dealing forms part of or affects this Agreement.
20Counterparts
This Agreement may be executed by the parties on separate counterparts, each of which when so executed shall be an original, and each such counterpart shall together constitute one and the same instrument.
21Cape Town Convention
Prior to the Delivery Date of a Relevant Aircraft none of the Security Trustee or the Buyer shall seek, nor shall they be entitled, to register any interest in such Relevant Aircraft or this Agreement at the International Registry. [***].
22Governing Law and Jurisdiction
1.This Agreement is governed by English law. The parties hereto agree that the courts of England shall have exclusive jurisdiction to settle any dispute (a Dispute) arising from or connected with this Agreement.
2.The parties agree that the courts of England are the most appropriate and convenient courts to settle any Dispute and accordingly that they will not argue to the contrary.
3.Each party waives generally all immunity it or its assets or revenues may otherwise have in any jurisdiction, including immunity in respect of:
(a)the giving of any relief by way of injunction or order for specific performance or for the recovery of assets or revenues; and
(b)the issue of any process against its assets or revenues for the enforcement of a judgement or, in an action in rem, for the arrest, detention or sale of any of its assets or revenues.
23Service of Process
1.Without prejudice to any other mode of service allowed under any relevant law, each of the parties to this Agreement irrevocably appoints:
(a)in the case of the Buyer: Walkers (London office) at The Scalpel, 11th Floor, 52 Lime Street, London EC3M 7AF, United Kingdom;
(b)in the case of the Security Trustee: Walkers (London office) at The Scalpel, 11th Floor, 52 Lime Street, London EC3M 7AF, United Kingdom; and
(c)in the case of Airbus: Airbus Operations Limited, Pegasus House, Aerospace Avenue, Filton, Bristol, BS34 7PA, United Kingdom (Attention: Legal Department),
as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement.

2.Each party agrees that:
(a)the addresses referred to in Clause 23.1 above may be revised provided at least five (5) Business Days prior written notice is given to the other parties; and
(b)failure by a process agent to notify the relevant party of the process will not invalidate the proceedings concerned.
24[***]
1.[***]
2.[***]
3.[***]
(a)[***]
(i)[***]
(ii)[***]
(iii)[***]
(b)[***]
(c)[***]
(d)[***]
4.[***]
(a)[***]
(b)[***]
(c)[***]
(d)[***]
[***].

5.[***]
6.[***]
7.[***]
8.[***]
25Limitation of Security Trustee Liability
It is expressly understood and agreed by the parties that:
1.this document is executed and delivered by Bank of Utah, not individually or personally, but solely as Security Trustee;
2.each of the representations, undertakings and agreements herein made on the part of the Security Trustee is made and intended not as personal representations,

undertakings and agreements by Bank of Utah, but only in its capacity as Security Trustee for the Facility Agent and the Lenders;
3.nothing herein contained shall be construed as creating any liability on Bank of Utah, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any person claiming by, through or under the parties hereto; and
4.under no circumstances shall Bank of Utah be personally liable for the payment of any indebtedness or expenses of the Lenders or the Facility Agent or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Security Trustee under this Agreement, the Relevant Documents or any other related documents excluding, in each case, gross negligence, wilful misconduct or simple negligence in the handling of money by the Security Trustee for which it shall be liable in its individual capacity.
26[***]
1.[***]
2.[***]
IN WITNESS whereof each of the parties has executed this Agreement as a deed the day and year first before written.

Schedule 1 Pre-Delivery Payments, Scheduled Delivery Months

Part A – A320neo Aircraft

Schedule 2 Part B – A321neo Aircraft

Schedule 3 Form of Letter of Release

To:
Vertical Horizons, Ltd.
c/o Intertrust SPV (Cayman) Limited
One Nexus Way, Camana Bay
George Town
Grand Cayman, KY1 9005
Cayman Islands

Fax:     [***]
Attention: Directors

with a copy to:

Frontier Airlines, Inc.
4545 Airport Way
Denver, CO 80239
United States of America

Fax:     [***]
Attention:    SVP – General Counsel

Airbus S.A.S.
2 rond-point Emile Dewoitine
31700 Blagnac France

Email:        [***]
Phone : [***]
Attention: EVP Commercial Transactions

Dated:	[●]

Dear Sirs
Amended and Restated Step-In Agreement made between (i) Vertical Horizons, Ltd., (ii) Bank of Utah, not in its individual capacity but solely as security trustee (the “Security Trustee”) and (iii) Airbus S.A.S. (“Airbus”) dated [●] in relation to pre-delivery payment financing of certain aircraft (as amended and supplemented from time to time, the “Agreement”).
We refer to the Agreement. Capitalised terms and expressions used in this Letter of Release not otherwise defined herein shall have the meanings given in the Agreement.
This Letter of Release relates to [● (●) [A320neo/A321neo] aircraft, MSN[s] ●, CAC ID[s] ●] (the Released Aircraft) which [is one of ] [are ● (●) of] the Aircraft as defined in the Agreement.
With effect from the date of this Letter of Release, we hereby irrevocably confirm to Airbus and the Buyer that:
1the Released Aircraft is released from the terms and conditions of the Agreement and the Agreement shall terminate with respect to the Released Aircraft;

2we terminate all our right, title or interest in and to the Relevant Rights [(with respect to the Released Aircraft only)];
3the Encumbrance of the Security Assignment created in respect of the Relevant Rights relating to the Released Aircraft is hereby released and the Relevant Rights relating to the Released Aircraft are free and clear of all Encumbrances attributable to the Security Trustee; and
4Airbus is released from its duties, obligations and liabilities to us [(but only in respect to the Released Aircraft)] under the Agreement.
For the avoidance of doubt this release does not extend to the Buyer’s other obligations to the Security Trustee or the Finance Parties pursuant the Security Assignment or the PDP Loan Agreement, including without limitation, its obligation to repay amounts owing thereunder, with respect to the Aircraft.
By countersigning this Letter of Release, Airbus releases the Security Trustee from its obligations under the Agreement with respect to the Released Aircraft.
[The Agreement shall remain in full force and effect and nothing in this Letter of Release is to be construed as a release of the Security Trustee rights, title and interest in and to the Relevant Rights with respect to any other Relevant Aircraft (as defined in the Agreement) arising pursuant to the Agreement.]
This Letter of Release shall be governed by and construed in accordance with the laws of England.
Please countersign this Letter of Release and confirm your agreement to the aforementioned.

Yours faithfully Executed as a Deed by Bank of Utah (not in its individual capacity but solely as Security Trustee) and signed by [●] its [●]	) ) ) ) ) ) )
in the presence of: Name: Address: Acknowledged and agreed By and on behalf of Vertical Horizons, Ltd.

Schedule 4 Form of Step-In Notice

To:	Airbus S.A.S. 2 rond-point Emile Dewoitine 31700 Blagnac France Email: [***] Phone : [***] Attention: EVP Commercial Transactions
Cc:
Vertical Horizons, Ltd.
c/o Intertrust SPV (Cayman) Limited
One Nexus Way, Camana Bay
George Town
Grand Cayman, KY1 9005
Cayman Islands

Fax:     [***]
Attention: Directors

with a copy to:

Frontier Airlines, Inc.
7001 Tower Road
Denver, CO 80249
United States of America

Fax:     [***]
Attention:    SVP – General Counsel

Dated:	[●]

Dear Sirs
Amended and Restated Step-In Agreement made between (i) Vertical Horizons, Ltd., (ii) Bank of Utah, not in its individual capacity but solely as security trustee (the “Security Trustee”) and (iii) Airbus S.A.S. (“Airbus”) dated [●] in relation to pre-delivery payment financing of certain aircraft (as amended and supplemented from time to time, the “Agreement”).
We refer to the Agreement. Capitalised terms and expressions used in this Step-In Notice not otherwise defined herein shall have the meanings given in the Agreement.
This is the Step-In Notice for the purposes of the Agreement.
This Step-In Notice is being served pursuant to clause 7 of the Agreement as a result of:
[The occurrence of a Step-In Event arising from the service by [Airbus of a notice in accordance with clause 6.4 of the Agreement] [the Security Trustee of a Material Event of Default Notice in accordance with clause 5.5 of the Agreement and the Material Event of Default relating to such Material Event of Default have not been waived or cured for the purposes of clause 5.6 of the Agreement].

In accordance with clause 7 of the Agreement, the Security Trustee hereby irrevocably confirms to Airbus that it elects to assume and exercise the Relevant Rights and perform the Relevant Obligations relating to the following Relevant Aircraft (hereinafter the Step-In Aircraft):
[●]
This Step-In Notice is governed by and shall be construed in accordance with English law.

Yours faithfully For and on behalf of:
Bank of Utah not in its individual capacity but solely as Security Trustee
By: Title:

Schedule 5 Form of Replacement Purchase Agreement

Appendix A: PDP Loan Agreement Extracts

Clause 4 – Events of Default
27Events of Default
Each of the following events shall constitute an Event of Default which shall continue so long as, but only as long as, it shall not have been remedied:
(a)Non Payment. The Borrower shall have failed to make a payment of any principal on any Loan Certificate within [***] after the same shall have become due; or the Borrower shall have failed to make a payment of interest on any Loan Certificate within [***] after the same shall have become due;
(b)Other Payments. The Borrower shall have failed to make any payment of any amount owed to any Finance Party under the Operative Documents, including without limitation, any payment owed pursuant to Clause 5.2 or Clause 5.9 of the Credit Agreement, other than as provided under paragraph (a) of this Clause 4 after the same shall have become due and such failure shall continue for [***] after the Borrower has received notice that such payment is due;
(c)Special Purpose Covenants. The Borrower shall have failed to perform or observe, or caused to be performed and observed, any covenant or agreement to be performed or observed by it under Clause 10.3 of the Credit Agreement;
(d)Other Covenants. The Borrower or any Guarantor shall have failed to perform or observe, or caused to be performed and observed, in any respect, any other covenant or agreement to be performed or observed by it under any Operative Document, and such failure (if capable of remedy) shall continue unremedied for a period of [***] after Borrower’s or any Guarantor's receipt of written notice from the Security Trustee or the Facility Agent; provided however that such grace period shall not apply if such breach gives rise to any reasonable likelihood of the sale, forfeiture or other loss of any of the Collateral or the Aircraft or any interest therein;
(e)Representations and Warranties. Any representation or warranty made by the Borrower or any Guarantor in any Operative Document or any document or certificate furnished by any such Obligor in connection therewith or pursuant thereto shall prove to have been incorrect or misleading at the time made, which, if capable of cure, is not cured within [***] after the Borrower or any Guarantor obtains knowledge thereof and to the extent such incorrect or misleading representation or warranty is materially adverse to the Security Trustee or any Lender;
(f)Voluntary Bankruptcy. The commencement by the Borrower or any Guarantor of a voluntary case or winding up under the federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable federal, state or other bankruptcy, insolvency or other similar law in the United States or the Cayman Islands, or the consent by the Borrower or any Guarantor to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Borrower or any Guarantor or for all or substantially all of its property, or the making by the Borrower or any Guarantor of any assignment for the benefit of creditors of the Borrower or any Guarantor shall take any corporate action to authorize any of the foregoing (including, without limitation, by the passing of a shareholders' resolution for its involuntary winding up) or to authorize a general payment moratorium;

(g)Involuntary Bankruptcy. The commencement of an involuntary case, winding up or other proceeding in respect of the Borrower or any Guarantor under the federal, bankruptcy laws, as now or hereafter constituted, or any other applicable federal state or other bankruptcy, insolvency or other similar law in the United States or the Cayman Islands or seeking the appointment of a liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Borrower or any Guarantor for all or substantially all of its property, or seeking the winding-up or liquidation of its affairs and the continuation of any such case or other proceeding remains undismissed and unstayed for a period of [***], or an order, judgment or decree shall be entered in any proceeding by any court of competent jurisdiction appointing, without the consent of the Borrower or any Guarantor, a receiver, trustee or liquidator of the Borrower or any Guarantor, or for all or substantially all of its property, or sequestering of all or substantially all of the property of any Guarantor or the occurrence of such in respect of any property of the Borrower and any such order, judgment or decree or appointment or sequestration shall be final or shall remain in force undismissed, unstayed or unvacated for a period of [***], after the date of entry thereof;
(h)Perfected Security Interest. The Security Trustee shall cease to hold a valid and perfected security interest in any of the Collateral (except with respect to Permitted Liens);
(i)Breach of Assigned Purchase Agreements or Engine Agreement. The Borrower or any Guarantor breaches or repudiates or evidences an intention to repudiate the terms of either Assigned Purchase Agreement, the Assignment and Assumption Agreement, the Servicing Agent, either Engine Agreement, or either Airbus Purchase Agreement, as applicable, and such breach is not cured within [***]
(j)Cross Defaults. For any reason, any Financial Indebtedness of any Guarantor (or any Financial Indebtedness which a Guarantor has agreed to guarantee) in an aggregate amount in excess of [***] (or its equivalent in other currencies as determined by the Security Trustee), is not paid when due nor within any originally applicable grace period, and such Financial Indebtedness is declared to be due and payable prior to its specified maturity as a result of an event of default or termination event (howsoever described);
(k)Judgments: any judgment against a Guarantor for an amount equal to or in excess of [***] is not paid by the date required by the court, unless such judgment is appealable and is being contested in good faith and by appropriate proceedings by such Guarantor;
(l)BFE Payments. The Borrower or any Guarantor shall have failed to make the payment of any amount listed in Schedule VI to the Credit Agreement in respect of BFE for each Aircraft in respect of which a Loan is then outstanding when due;
(m)Servicing Agreement. An event occurs that entitles Frontier Airlines to terminate the Servicing Agreement pursuant to Clause 5.2 of the Servicing Agreement;
(n)Step-In Agreement. The occurrence of an Insolvency Event in respect of the Borrower or any Guarantor or a Step-In Event (as defined in the Step-In Agreement); and
(o)Financial Covenants. Frontier Group Holdings, Inc. shall have failed to perform, observe or comply with, or caused to be performed, observed and complied with, any covenant or agreement to be performed, observed or complied with by it under Clause 9(f) of the relevant Guarantee.
(p)_________________________________________________________________________

Selected Definitions
"ABR" means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.50% and (c) Term SOFR for a one-month tenor in effect on such day plus 1.00%. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Rate or Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or Term SOFR, respectively.
"Administration Agreement" means the administration agreement between the Borrower and the Agent dated as of December 18, 2014, together with the administrator fee letter dated as of December 18, 2014, to which, inter alia, Frontier Airlines is a party.
"Advance" means each Purchase Price Installment paid or payable by or on behalf of the Borrower in respect of each Aircraft in accordance with the terms of the Assigned Purchase Agreement which, for each Purchase Price Installment due on or after the Original Signing Date, is in the amount and payable on the date specified in Schedule III to the Credit Agreement.
"Airbus" means Airbus S.A.S., in its capacity as manufacturer of the Aircraft, and its successors and assigns.
"Aircraft" means each "Aircraft" identified as such for the purposes of the Credit Agreement.

"Airbus Purchase Agreement" means, with respect to each Aircraft, the A320neo aircraft purchase agreement dated as of September 30, 2011 between Airbus and Frontier Airlines, as amended and supplemented from time to time (but excluding any letter agreements entered into from time to time in relation thereto), to the extent related to the Aircraft and as the same may be further amended and supplemented from time to time.
"Applicable Margin" means [***].
"Applicable Rate" means, for any Interest Period, a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Margin, save that for the purposes of giving effect to Sections 5.13 and 5.14 of the Credit Agreement, the Applicable Rate shall be deemed, where applicable, a rate per annum equal to the ABR plus the Applicable Margin.
"Assigned Purchase Agreement" means the Airbus Purchase Agreement as assigned and transferred to the Borrower and amended and restated in the terms set forth in Schedule 3 to the Assignment and Assumption Agreement.
"Assignment and Assumption Agreement" means the Amended and Restated Assignment and Assumption Agreement entered into among Frontier Airlines, the Borrower and Airbus in respect of the assignment, in part, of the Airbus Purchase Agreement to the Borrower in respect of the Aircraft.
"Borrower" means Vertical Horizons, Ltd., a Cayman Islands exempted company, and its successors and permitted assigns.
"Borrowing Date" means (a) the Original Signing Date, (b) the AR Signing Date, (c) the Amendment No. 2 Signing Date, (d) the AR No. 2 Signing Date, (e) the AR No. 3 Signing Date, (f) the AR No. 4 Signing Date, (g) the AR No. 5 Signing Date, (h) the AR No. 6 Signing Date, (i) the AR No. 7 Signing Date, (j) the AR No. 8 Signing Date, (k) the AR No. 9 Signing Date, (l) the Initial Borrowing Date, and (m) each date on which an Advance is payable in respect of an Aircraft under the Assigned Purchase Agreement as specified in Schedule III to the Credit Agreement.
"Business Day" means any day other than a Saturday or Sunday or a day on which commercial banks are required or authorized to close in London England and New York City,

provided that, in connection with a SOFR Loan, the term "Business Day" shall also exclude a day that is not a U.S. Government Securities Business Day.
"Buyer Furnished Equipment" or "BFE" means those items of equipment which are identified in the specification of an Aircraft in the related Assigned Purchase Agreement as being furnished by the "Buyer" and are listed in the Credit Agreement.
"Collateral" means, collectively, (i) all of the collateral subject to the granting clause in the Mortgage and (ii) the all of the collateral subject to the Share Charge.
"Commitment Termination Date" means the later of (i) December 31, 2026 and (ii) the Extension Date in the most recent Extension Notice.
"Credit Agreement" means that certain tenth amended and restated credit agreement entered into or to be entered into, as the context may require, between the Borrower, the Lenders, the Facility Agent and the Security Trustee, as amended and supplemented from time to time.
"Delivery Date" means, for any Aircraft, the date on which such Aircraft is to be delivered by Airbus and accepted by Borrower or its permitted assignee under the Assigned Purchase Agreement.
"Effective Date" means the date of the execution and delivery of the Credit Agreement and the satisfaction of the conditions precedent in Clause 4.1 thereof.
"Engine Agreement" means,(i) in respect of the A320neo Aircraft, each of (a) the Fifth Amended and Restated CFMI Engine Benefits Agreement A320neo Aircraft dated as of March 19, 2020 among the Borrower, the applicable Engine Manufacturer, Frontier Airlines and the Security Trustee and (b) the Sixth Amended and Restated IAE Engine Benefits Agreement A320neo and A321neo Aircraft (2023, 2024, 2025, 2026 and 2027 Deliveries) dated as of August 11, 2023 among the Borrower, the applicable Engine Manufacturer, Frontier Airlines and the Security Trustee (the "IAE Agreement"), (ii) in respect of the A321neo Aircraft, other than the Incremental A321neo Aircraft, the IAE Agreement, and (iii) in respect of the Incremental A321neo Aircraft, the Incremental A321neo Engine Consent, in each case among the Borrower, the applicable Engine Manufacturer, Frontier Airlines and the Security Trustee substantially in the applicable form attached as Exhibit D to the Credit Agreement."

"Engine Manufacturer" means (a) in respect of the A320neo Aircraft, CFM International, Inc., and International Aero Engines, LLC, (b) in respect of the A321neo Aircraft, International Aero Engines, LLC other than the Incremental A321neo Aircraft, and (c) in respect of the Incremental A321neo Aircraft, the engine manufacturer certified by Frontier Airlines to the Facility Agent in respect of an A321neo Aircraft
"Facility Agent" means Bank of Utah in its capacity as Facility Agent under the Credit Agreement and any successor thereto in such capacity.
"Federal Funds Rate" means for any day, a floating rate equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by Facility Agent in its reasonable discretion, which determination shall be presumptively correct (absent manifest error).
"Finance Parties" means together the Lenders, the Facility Agent and the Security Trustee (each a "Finance Party").

"Financial Indebtedness" means any indebtedness for or in respect of:
(a)moneys borrowed;
(b)any amount raised by acceptance under any acceptance credit facility;
(c)any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)the amount of any liability in respect of any lease, lease purchase, installment sale, conditional sale, hire purchase or credit sale or other similar arrangement (whether in respect of aircraft, machinery, equipment, land or otherwise) entered into primarily as a method of raising finance or for financing the acquisition of the relevant asset;
(e)payments under any lease with a term, including optional extension periods, if any, capable of exceeding two years (whether in respect of aircraft, machinery, equipment, land or otherwise) characterized or interpreted as an operating lease in accordance with the relevant accounting standards but either entered into primarily as a method of financing the acquisition of the asset leased or having a termination sum payable upon any termination of such lease;
(f)any amount raised by receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis) including any bill discounting, factoring or documentary credit facilities;
(g)any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;
(h)any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);
(i)obligations (whether or not conditional) arising from a commitment to purchase or repurchase shares or securities where such commitment is or was in respect of raising finance;
(j)any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and
the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) through (j) above.
"Floor" means a rate of interest equal to 0%.
"Frontier Airlines" means Frontier Airlines, Inc.
"Frontier Holdings" means Frontier Airlines Holdings, Inc.
"Frontier Group Holdings" means Frontier Group Holdings, Inc.
"Guarantee" means each guarantee, amended and restated as applicable, as the context may require, dated as of the Effective Date and entered into by each Guarantor in favor of the Security Trustee on account of the obligations of the Borrower.
"Guarantor" means each of Frontier Airlines, Frontier Holdings and Frontier Group Holdings.
"Interest Payment Date" means the date falling [***] after the Original Signing Date and each such date which falls at [***] intervals thereafter, provided that, if any such date shall not be a Business Day, then the relevant Interest Payment Date shall be the next succeeding

Business Day; provided, further, that no Interest Payment Date may extend past the Termination Date and the last Interest Payment Date shall be the Termination Date.
"Interest Period" means, in respect of a Loan (a) initially, the period commencing on the Original Signing Date or on the date that such Loan is made and ending on the first Interest Payment Date occurring thereafter, and (b) thereafter, the period commencing on the last day of the previous Interest Period and ending on the next Interest Payment Date or, if earlier, the first to occur of the Delivery Date of the Aircraft funded by such Loan and the Termination Date.
"Lender" means each Lender identified in the Credit Agreement and any assignee or transferee of such Lender.
"Lien" means any mortgage, pledge, lien, claim, encumbrance, lease, security interest or other lien of any kind on property.
"Loan" in respect of any Advance means the borrowing made by the Borrower on the Borrowing Date with respect to such Advance from each Lender.
"Loan Certificates" means the loan certificates issued pursuant to the Credit Agreement and any such certificates issued in exchange or replacement therefor pursuant to the Credit Agreement.
"Mortgage" means the Tenth Amended and Restated Mortgage and Security Agreement dated on or about the date of this Agreement, among the Borrower, the Facility Agent and the Security Trustee.
"Obligor" means each of the Borrower and each Guarantor (each an "Obligor").
"Operative Documents" means the Administration Agreement, the Credit Agreement, the Mortgage, the Loan Certificates, the Share Charge, the Guarantees, the Assigned Purchase Agreement, the Assignment and Assumption Agreement, the Step-In Agreement, the Engine Agreements, the Incremental A321neo Engine Consents, the Option Agreement, the Servicing Agreement, the Subordinated Loan Agreement, any Fee Letter and any amendments or supplements of any of the foregoing."
"Option Agreement" means the Option Agreement, dated as of the Original Signing Date, between Frontier Airlines and the Borrower.
"Original Signing Date" means December 23, 2014.
"Parent" means Intertrust SPV (Cayman) Limited, a Cayman Islands company (as trustee of the Vertical Horizons, Ltd.).
"Permitted Lien" means any Lien permitted under the Credit Agreement.
"Prime Rate" means the rate of interest per annum publicly announced from time to time by the Facility Agent as its prime rate in effect at its principal office in New York City. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Facility Agent may make commercial loans or other loans at rates of interest at, above or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of such change.
"Purchase Price Installment" has the meaning given to the term Pre-Delivery Payment Amount in the Amended and Restated Assignment and Assumption Agreement (to the extent of such amount as having been received by Airbus pursuant to the Airbus Purchase Agreement, and as being more specifically set out in column 5 of Part A and Part B of Schedule 1 to the Step-In Agreement).

"Security Trustee" means Bank of Utah, not in its individual capacity but solely as Security Trustee on behalf of the Facility Agent and the Lenders under the Credit Agreement, and any successor thereto in such capacity.
"Servicing Agreement" means the Servicing Agreement entered into or to be entered into, as the context may require, between the Borrower and Frontier Airlines.
"Share Charge" means the Share Charge entered into or to be entered into, as the context may require, among the Parent and the Security Trustee.
"SOFR" means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
"SOFR Administrator" means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
"SOFR Loan" means a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “ABR”.
"Step-In Agreement" means the Amended and Restated Step-In Agreement dated as of the date hereof among the Borrower, as assignor, the Security Trustee, as assignee, and Airbus.
"Subordinated Loan Agreement" means the Subordinated Loan Agreement, dated as of the Original Signing Date, between Frontier Airlines and the Borrower and the Subordinated Promissory Note dated the Original Signing Date, issued by the Borrower thereunder.
"Term SOFR" means for any calculation with respect to a SOFR Loan and with respect to any Interest Period, the rate per annum which results from interpolating on a linear basis between the longest maturity for which a Screen Rate is available that is shorter than such Interest Period and the applicable Screen Rate for the shortest maturity for which a screen rate is available that is longer than such Interest Period, which "Screen Rate" shall be the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is [***] U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then the Screen Rate will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than [***] U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided, further, that if Term SOFR determined as provided above shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.
"Term SOFR Administrator" means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
"Term SOFR Reference Rate" means the forward-looking term rate based on SOFR.
"Termination Date" means the date that is [***] following the then-current Commitment Termination Date.

"U.S. Government Securities Business Day" means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
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Execution page 1
Step-In Agreement
Frontier / Bank of Utah

The Buyer

Executed as a Deed by
Vertical Horizons, Ltd.
and signed by

being a person/persons who in accordance with the
laws of the Cayman Islands is acting under the authority of the company in the presence of:
) ) ) /s/ Ellen Christian ) ) ) ) )
Name: Address:	Ellen Christian One Nexus Way, Camana Bay Grand Cayman KY1-9005 Cayman Islands
The Security Trustee

Executed as a Deed by
Bank of Utah not in its individual capacity but solely as Security Trustee and signed by

its
being a person/persons who in accordance with the laws of the State of Utah is/are acting under the authority of the company in the presence of:
) ) ) ) ) /s/ Jon Croasmun Jon Croasmun, Senior Vice President ) ) ) ) ) )
Name: Address:	/s/ Christina Craven 50 South 200 East, Suite 110 Salt Lake City, UT 84111

Execution page 2
Step-In Agreement
Frontier / Bank of Utah

Airbus Executed as a Deed by Airbus S.A.S. and signed by its being a person/persons who in accordance with the laws of France is/are acting under the authority of the company in the presence of:	) ) ) /s/ Paul Meijers ) Paul Meijers ) Executive Vice President and Commercial Transactions ) ) )
Name: Address:	/s/ Denailly AirBus S.A.S, 2 Rond-Point Emile Dewoitine, 31700 Blagnac France

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